Exhibit 10.11

Loan agreement and pledge agreement

This bank loan agreement and pledge agreement were made among the following parties on 8 January 2009.

(A)	Borrower : Guangxi Liuzhou Baicaotang

(B)	Lender/ Mortgagee : Agricultural Bank of China

(C)	Mortgagor : Wuxuan Baicaotang Medicine Limited
                               : Baicaotang Property Development Limited

Whereas:

The parties are desirous to enter into this agreement and agree as follows:-

(1)	The advance of the loan is for short term working capital purpose ;

(2)	The fund of loan is for the purchase of drugs ;

(3)	The loan amount is equivalent of RMB4,500,000 and the term of loan is 12 months from January 8, 2009 to January 8, 2010;

(4)
Interest was charged and fixed at 110% of the benchmark rates announced by People of Bank of China equivalent to the 5.841% per annum and is monthly accrued and to be settled monthly on 20 th of each month.

(5)	Rights and obligation Borrower:
i	Proper use of loan in accordance with the terms set as therein
ii	Promptly report of any matters leading to the changes or affects of any obligation and rights of debts between the borrower and lenders if any by written notice
iii	Providing the true and complete financial report and relevant information, and assist the investigation of the borrower’s business and financial activities in connection with the use of fund.
iv	Repayment in accordance with the terms as set out therein and may extend the terms of loan by written notice before due date by 15 days upon the consent of lender.

Lender:
i	Have the right to request Party A to repay the said loan at any time when the occurrence of any incidence detrimental to the possibility of repayment.
ii	Have the rights to request Party B to obtain the information inclusive of the financial figures, inventory and the use of fund in connection to the loan .
iii	Advance the loan to Party B at the time in accordance with the terms as set out in above

(6)
When the borrower fail to repay in accordance with the prescribed period herewith the terms as set out above, penalty will be imposed at a rate of 150% of the aforesaid interest rate of this contract till the repayment of principal and interest in arrears and will adjust at the date of the change of the benchmark rates announced by People of Bank of China. When the borrow fail to use the fund properly, penalty rate of 200% of the aforesaid interest rate will be imposed on the part in breach of the use of fund.

(7)
Security of this loan agreement is in the form of the pledge and the mortgagees agree to pledge by means of property as follows. The pledge covers the principle of loan, interest, surcharge, compensation, litigation in connection with the enforcement of debts.

(8)	Value of asset under pledge : RMB 12,402,600

(9)	Asset under pledge : Xianmi Road, Wuxuan village, Wuxuan County 2,767.41 Square meters

Borrower: Guangxi Liuzhou Baicaotang
Legal Representative: /s/ Hui Tian Tang

Lender (Seal): Agricultural Bank of China
Legal Representative: /s/ Xiaohua Huang